Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Savara Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock (par value $0.001 per share)	Other(2)	12,815,139(3)	$4.54(2)	$58,148,693.21	$147.60 per $1 million	$8,582.75

Total Offering Amounts				—	$58,148,693.21	—	$8,582.75

Total Fee Offsets				—		—	—

Net Fee Due				—		—	$8,582.75

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of Savara Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the reported high and low sales prices for the Registrant’s common stock as reported by the Nasdaq Global Select Market on July 22, 2024.

(3)	Consists of 12,815,139 shares issuable under the Savara Inc. 2024 Omnibus Incentive Plan.